Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Form 10-KSB of WhatsForFree Technologies, Inc. (formerly Ranes International Holding, Inc.) (A Development Stage Enterprise) of our report dated March 17, 2000, relating to the balance sheets of WhatsForFree Technologies, Inc. (formerly Ranes International Holding, Inc.) (A Development Stage Enterprise) as of December 31, 1999 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period then ended, and for the cumulative period from February 15, 1990 (inception) through December 31, 1999.

We also consent to the addition of the financial statement schedule, listed it the accompanying Index to Financial Statements and Financial Statement Schedule, to the financial statements covered by our report dated March 17, 2000.




/s/ J. Paul Kenote, CPA
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J. Paul Kenote, CPA, P.C.
Portland, Oregon
March 17, 2000